UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 4, 2009 (April 30, 2009)
Newcastle Investment Corp.
(Exact name of registrant as specified in its charter)

Maryland	001-31458	81-0559116

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas, 46th Floor New York, New York	10105

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 798-6100
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.
On April 30, 2009, Newcastle Investment Corp. (the “Company”) entered into an Exchange Agreement (the “Exchange Agreement”) with several collateralized debt obligations managed by Taberna Capital Management, LLC (together “Taberna”), pursuant to which the Company agreed to exchange newly issued junior subordinated notes due 2035 in an initial aggregate principal amount of $101.7 million (the “Notes”) for $100 million in aggregate liquidation amount of trust preferred securities that were previously issued by a subsidiary of the Company (the “TRUPs”) and were owned by Taberna. As discussed in more detail below, the Notes will accrue interest at a rate of 1.0% per year for a specified Modification Period (defined below), which is lower than the interest rate that the Company was required to pay on the TRUPs (7.54%). In conjunction with the exchange, the TRUPs were cancelled.
The Notes were issued pursuant to the Junior Subordinated Indenture, dated April 30, 2009, between the Company and The Bank of New York Mellon Trust Company, National Association (“BNYM”), as trustee (the “Indenture”).
The Notes will increase in aggregate principal amount from $101.7 million to $104.9 million during a specified period (the “Modification Period”) according to the following schedule:

Date	Aggregate Principal Amount of Notes
4/30/09	$101,700,000
10/30/09	$102,500,000
1/30/10	$103,300,000
4/30/10	$104,100,000
7/30/10	$104,900,000
The Modification Period will end on July 30, 2010 or such earlier date as the Company may elect at any time and in its sole discretion. If the Company does elect to terminate the Modification Period, the aggregate principal amount outstanding will be fixed through maturity at the amount in effect as of the termination date. During the Modification Period, the Company will pay interest at a rate of 1.0% annually on the aggregate principal amounts described above. At the end of the Modification Period, the Company will pay interest on the aggregate principal amounts described above at a fixed rate of 7.574% annually through April 2016, and thereafter the Company will pay a variable rate equal to LIBOR plus 2.25% annually. During the Modification Period the Company will be subject to certain restrictions, including limitations on its ability to pay dividends on shares of its common stock or preferred stock, subject to REIT dividend requirements. The Indenture contains customary events of default, including nonpayment of principal or interest when due, defaults based on events of bankruptcy and insolvency, and cross-default provisions to the Pledge Agreements (as defined below).
Concurrently with its entry in to the Exchange Agreement, the Company entered into the Pledge and Security Agreement with BNYM, as trustee under the Indenture, and the Pledge, Security Agreement and Account Control Agreement with NIC TP LLC, as pledgor, and BNYM, as bank and as trustee under the Indenture (together, the “Pledge Agreements”), whereby the Company granted in favor of BNYM 100% of the Company’s equity interests in NIC TP LLC, the special purpose subsidiary that holds the Company’s participation in a loan and related deposit account. The pledged collateral will be released at the end of the Modification Period.

The foregoing summary does not describe all of the terms contained in the aforementioned agreements and is qualified in its entirety by reference to the full text of the Exchange Agreement, the Indenture and the Pledge Agreements, which are filed as Exhibits 10.1, 4.1, 4.2 and 4.3 hereto, respectively, and are incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation.
The information provided with respect to the Notes and the Pledge Agreements in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

4.1	Junior Subordinated Indenture between Newcastle Investment Corp. and The Bank of New York Mellon Trust Company, National Association, dated April 30, 2009.
4.2	Pledge and Security Agreement between Newcastle Investment Corp. and The Bank of New York Mellon Trust Company, National Association, as trustee, dated April 30, 2009.
4.3
Pledge, Security Agreement and Account Control Agreement among Newcastle Investment Corp., NIC TP LLC, as pledgor, and The Bank of New York Mellon Trust Company, National Association, as bank and trustee, dated April 30, 2009.

10.1
Exchange Agreement between Newcastle Investment Corp. and Taberna Preferred Funding IV, Ltd., Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VI, Ltd. and Taberna Preferred Funding VII, Ltd., dated April 30, 2009.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Newcastle Investment Corp. (Registrant)
Date: May 4, 2009	By:	/s/ Brian C. Sigman
		Name:	Brian C. Sigman
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Junior Subordinated Indenture between Newcastle Investment Corp. and The Bank of New York Mellon Trust Company, National Association, dated April 30, 2009.
4.2	Pledge and Security Agreement between Newcastle Investment Corp. and The Bank of New York Mellon Trust Company, National Association, as trustee, dated April 30, 2009.
4.3
Pledge, Security Agreement and Account Control Agreement among Newcastle Investment Corp., NIC TP LLC, as pledgor and The Bank of New York Mellon Trust Company, National Association, as bank and trustee, dated April 30, 2009.

10.1
Exchange Agreement between Newcastle Investment Corp. and Taberna Preferred Funding IV, Ltd., Taberna Preferred Funding V, Ltd., Taberna Preferred Funding VI, Ltd. and Taberna Preferred Funding VII, Ltd., dated April 30, 2009.